                                 EXHIBIT A (5)

           Individual Flexible Premium Variable Life Insurance Policy

Primary Insured

Policy Number
                                                       [SAFECO LOGO]
Face Amount

Effective Date


                         VARIABLE LIFE INSURANCE POLICY

SAFECO Life Insurance Company will pay the insurance benefits and provide the other rights and benefits of this policy in accordance with its provisions.

                 FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE PLAN

This is a flexible premium variable life insurance policy. You can:

   - increase or decrease the face amount of insurance;

   - make premium payments at any time and, within limits, in any amount;

   - change the allocation of net premiums and deductions among your investment options;

   - transfer amounts, within limits, among your investment options.

These rights and benefits are subject to the terms and conditions of this policy. Policy changes are subject to approval and may require evidence of insurability.

Your net premiums will be put in your Policy Account. You may then allocate them to one or more investment divisions of our Separate Account (SA) and to our Guaranteed Interest Division (GID).

The portion of your Policy Account that is in our GID will accumulate, after deductions, at rates of interest we determine. Such rates will not be less than 4% a year.

THE PORTION OF YOUR POLICY ACCOUNT THAT IS IN AN INVESTMENT DIVISION OF OUR SA WILL VARY UP OR DOWN DEPENDING ON THE UNIT VALUE OF SUCH INVESTMENT DIVISION, WHICH IN TURN DEPENDS ON THE INVESTMENT PERFORMANCE OF THE CORRESPONDING PORTFOLIO OF A DESIGNATED INVESTMENT COMPANY. THERE ARE NO MINIMUM GUARANTEES AS TO SUCH PORTION OF YOUR POLICY ACCOUNT.

THE AMOUNT OF DEATH BENEFIT, OR THE DURATION OF INSURANCE COVERAGE, OR BOTH, MAY BE VARIABLE OR FIXED AS DESCRIBED IN THIS POLICY UNDER "INSURANCE COVERAGE PROVISIONS -- DEATH BENEFIT" AND "PREMIUM PROVISIONS -- GRACE PERIOD" RESPECTIVELY.

This is a nonparticipating policy.



/s/ R.E. Zunker                                 /s/ R.A. Pierson
--------------------------------                --------------------------------
        R.E. Zunker                                     R.A. Pierson
         President                              Sr. Vice President and Secretary


RIGHT TO EXAMINE POLICY: You may examine this policy and if for any reason you are not satisfied with it, you may cancel it by returning the policy with a written request for cancellation to our Administrative Office by the later of:
(a) the 10th day after you receive it; or (b) the 45th day after Part 1 of the application was signed. If you do this, we will refund an amount equal to the premium payments made under this policy. THIS IS A LEGAL CONTRACT. PLEASE READ IT CAREFULLY.

                               POLICY INFORMATION


       PRIMARY INSURED           HERB T. JONES

          POLICY NUMBER          SAFCOTEST 1

            FACE AMOUNT          $100,000

         EFFECTIVE DATE          SEPTEMBER 23, 1995

           POLICY OWNER          HERB T. JONES                     ISSUE AGE  35

             BENEFICIARY         SHARA T. JONES, SPOUSE                SEX  MALE

          DEATH BENEFIT          OPTION A
          PREMIUM CLASS          NON-SMOKER


          PARTIAL WITHDRAWAL
             OF THE NET CASH
             SURRENDER VALUE     MINIMUM WITHDRAWAL IS $400.
                    TRANSFER     MINIMUM TRANSFER AMOUNT IS $200.

          STATE OF RESIDENCE     ARIZONA


         AN INITIAL PREMIUM PAYMENT OF $500.00 IS DUE ON OR BEFORE DELIVERY OF THE POLICY. THE PLANNED PERIODIC PREMIUM OF $500.00 IS PAYABLE ANNUALLY. THE GUIDELINE SINGLE PREMIUM FOR THIS POLICY IS $160,444.64. THE GUIDELINE ANNUAL PREMIUM FOR THIS POLICY IS $10,833.78.

         PREMIUM PAYMENTS ARE FOR THE INSURANCE BENEFITS AND ANY ADDITIONAL BENEFITS AND RIDERS LISTED BELOW.

         FINAL POLICY DATE: THIS POLICY PROVIDES LIFE INSURANCE COVERAGE ON THE PRIMARY INSURED UNTIL THE FINAL POLICY DATE, WHICH IS THE POLICY ANNIVERSARY FOLLOWING THE PRIMARY INSURED'S 95TH BIRTHDAY, PROVIDED THE POLICY ACCOUNT IS SUFFICIENT TO COVER THE DEDUCTIONS FOR THE COST TO THAT DATE OF THE BENEFITS OF THIS POLICY AND OF ANY RIDERS TO THIS POLICY. YOU HAVE TO PAY MORE THAN THE PREMIUMS SHOWN TO KEEP THIS POLICY AND COVERAGE IN FORCE TO THAT DATE, AND TO KEEP ANY ADDITIONAL BENEFITS AND RIDERS IN FORCE.

            POLICY INFORMATION CONTINUED - POLICY NUMBER SAFCOTEST1


            --------------- TABLE OF EXPENSE CHARGES ---------------

         PREMIUM TAX CHARGE:

                  2.10% OF EACH PREMIUM PAYMENT. THIS AMOUNT IS SUBTRACTED FROM EACH PREMIUM PAYMENT. WE RESERVE THE RIGHT TO CHANGE THIS PERCENTAGE TO CONFORM TO CHANGES IN THE LAW OR IF YOU CHANGE RESIDENCE.

         SALES CHARGE:

                  3% OF EACH PREMIUM PAYMENT. THIS AMOUNT IS SUBTRACTED FROM EACH PREMIUM PAYMENT.

         FIRST YEAR ADMINISTRATIVE CHARGE:

                  $20.00 DEDUCTED MONTHLY FROM YOUR POLICY ACCOUNT DURING FIRST POLICY YEAR.

         MONTHLY ADMINISTRATIVE CHARGE:

                  $4.00 DEDUCTED MONTHLY FROM YOUR POLICY ACCOUNT. WE RESERVE THE RIGHT TO CHANGE THIS CHARGE, BUT IT WILL NEVER BE MORE THAN $8.00 A MONTH. CHANGES WILL BE AS DESCRIBED IN "OTHER PROVISIONS-POLICY COST FACTORS."

         FOR PARTIAL WITHDRAWALS:

                  $25.00, OR 2% OF THE AMOUNT WITHDRAWN IF LESS, IS DEDUCTED FROM YOUR POLICY ACCOUNT WHENEVER THERE IS A PARTIAL WITHDRAWAL OF NET CASH SURRENDER VALUE.

         FOR REQUESTED INCREASES IN THE FACE AMOUNT OF INSURANCE:

                  $2.00 FOR EACH $1,000 OF INCREASE (BUT NOT MORE THAN $300) IS DEDUCTED FROM YOUR POLICY ACCOUNT.

         FOR TRANSFERS AMONG INVESTMENT OPTIONS:

                  AFTER THE FIRST 12 TRANSFERS IN A POLICY YEAR OF AMOUNTS AMONG YOUR INVESTMENT OPTIONS, A CHARGE OF $25.00 IS DEDUCTED FROM YOUR POLICY ACCOUNT FOR EACH ADDITIONAL TRANSFER IN THAT POLICY YEAR.



                               PAGE 2 - CONTINUED

             POLICY INFORMATION CONTINUED - POLICY NUMBER SAFCOTEST1


    ---------------------- TABLE OF SURRENDER CHARGES -----------------------

          POLICY                                   POLICY
           YEAR                 CHARGE              YEAR                CHARGE
           ----                 ------             ------               ------
              1                   $485                6                   $485
              2                    485                7                    388
              3                    485                8                    291
              4                    485                9                    194
              5                    485               10                     97


         A SURRENDER CHARGE WILL BE SUBTRACTED FROM YOUR POLICY ACCOUNT IF THE POLICY IS GIVEN UP FOR ITS NET CASH SURRENDER VALUE IN THE FIRST TEN POLICY YEARS. THE SURRENDER CHARGE AT ANY TIME IN A POLICY YEAR IS EQUAL TO THE LESSER OF (1) THE CHARGE SHOWN IN THE TABLE ABOVE FOR THAT YEAR; OR (2) AN AMOUNT EQUAL TO (A) MINUS (B), WHERE (A) IS 27% OF THE FIRST $1,031 IN PREMIUM PAYMENTS RECEIVED DURING THE FIRST POLICY YEAR, PLUS 6% OF ALL OTHER PREMIUM PAYMENTS RECEIVED TO SUCH TIME; AND (B) IS THE AMOUNT OF ANY PRO RATA SURRENDER CHARGE PREVIOUSLY MADE UNDER THIS POLICY.

         IF THE FACE AMOUNT OF INSURANCE IS REDUCED AT ANY TIME IN THE FIRST TEN POLICY YEARS, A PRO RATA SHARE OF THE APPLICABLE SURRENDER CHARGE AT THAT TIME MAY BE DEDUCTED FROM THE POLICY ACCOUNT. SEE "POLICY VALUES PROVISIONS-SURRENDER CHARGES" FOR A DESCRIPTION.

         THERE ARE NO SURRENDER CHARGES AFTER THE TENTH POLICY YEAR.


                ADMINISTRATIVE OFFICE:   SAFECO LIFE INSURANCE COMPANY
                                         PO BOX 290752
                                         WETHERSFIELD, CT 06129-0752



                               PAGE 2 - CONTINUED

            POLICY INFORMATION CONTINUED - POLICY NUMBER SAFCOTEST1

         ------ TABLE OF GUARANTEED MAXIMUM INSURANCE COST RATES -------

                   GUARANTEED MAXIMUM MONTHLY RATES PER $1,000
                              OF NET AMOUNT AT RISK

               PRIMARY                       PRIMARY
               INSURED'S                    INSURED'S
               ATTAINED      MONTHLY         ATTAINED     MONTHLY
                  AGE          RATE            AGE         RATE
                  35      $   000.14417         70       $ 003.08917
                  36          000.15167         71         003.43000
                  37          000.16167         72         003.82500
                  38          000.17333         73         004.27500
                  39          000.18417         74         004.77167

                  40          000.19917         75         005.30500
                  41          000.21417         76         005.87333
                  42          000.22917         77         006.46917
                  43          000.24667         78         007.10000
                  44          000.26583         79         007.78500

                  45          000.28833         80         008.54667
                  46          000.31083         81         009.41000
                  47          000.33583         82         010.39167
                  48          000.36417         83         011.49500
                  49          000.39417         84         012.69917

                  50          000.42917         85         013.98083
                  51          000.46833         86         015.32667
                  52          000.51333         87         016.71833
                  53          000.56500         88         018.15083
                  54          000.62333         89         019.64833

                  55          000.68833         90         021.23333
                  56          000.75833         91         022.95000
                  57          000.83333         92         024.87000
                  58          000.91583         93         027.20083
                  59          001.01000         94         030.42917

                  60          001.11417
                  61          001.23083
                  62          001.36500
                  63          001.51833
                  64          001.68667

                  65          001.87333
                  66          002.07500
                  67          002.28667
                  68          002.52833
                  69          002.79083

                                    CONTENTS


                                                                     Page
        POLICY INFORMATION                                             2

        TABLE OF GUARANTEED MAXIMUM
           INSURANCE COST RATES                                        3

        SUMMARY                                                        5

        DEFINITIONS                                                    5

        OWNER AND BENEFICIARY PROVISIONS
              Owner                                                    6
              Beneficiary                                              6
              Changing Owner or Beneficiary                            6
              Assignment                                               6

        PREMIUM PROVISIONS
              Initial Premium                                          6
              Subsequent Premiums                                      6
              Limits                                                   7
              Grace Period                                             7
              Reinstatement                                            7

        POLICY ACCOUNT PROVISIONS
              Premium Payments                                         7
              Monthly Deductions                                       8
              Other Deductions                                         8
              Allocations                                              8
              Transfers Among Investment Options                       9

        POLICY VALUES PROVISIONS
              Policy Loans                                            10
              Loan Interest                                           10
              Loan Repayment                                          11
              Cash Surrender Value                                    11
              Net Cash Surrender Value                                11
              Surrender Charges                                       11
              Partial Withdrawals                                     12

        VALUATION
              Guaranteed Interest Division (GID)                      13
              Separate Account (SA)
                Investment Divisions                                  13

        SEPARATE ACCOUNT                                              14

        INSURANCE COVERAGE PROVISIONS
              Death Benefit                                           16
              Changing Face Amount of Insurance or
                Death Benefit Option                                  17


         BENEFIT PAYMENT PROVISIONS                                   19

         OTHER PROVISIONS
               The Contract                                           20
               Applicable Tax Law                                     20
               Policy Cost Factors                                    20
               Incontestability                                       20
               Misstatement of Age                                    21
               Suicide Exclusion                                      21
               Policy Dates                                           21
               Policy Periods                                         21
               Postponement of Payments                               21
               Basis of Computations                                  22
               Annual Report                                          22
               Policy Changes                                         22

         TABLES OF MONTHLY PAYMENTS                                   23

                           SUMMARY


                           The premiums you pay, after deductions shown in the Table of Expense Charges in the Policy Information section, are put in your Policy Account. Amounts in your Policy Account are allocated at your direction to one or more investment divisions of our SA and to our GID.

                           The investment divisions of our SA are invested in securities and other investments whose value is subject to market fluctuations and investment risk. There is no guarantee of principal or investment experience.

                           Our GID earns interest at rates we declare. The rates are guaranteed to be not less than 4%. The principal, after deductions, is also guaranteed.

                           The duration of life insurance coverage depends upon the amount in your Policy Account. If death Option A is in effect, the death benefit is the Face Amount of Insurance, and the amount of the death benefit is fixed except when it is a percentage of your Policy Account. If death benefit Option B is in effect, the death benefit is the Face Amount of Insurance plus the amount in your Policy Account. The amount of the death benefit is variable. Under either option the death benefit will be never less than a percentage of the Policy Account as stated in the "Insurance Coverage Provisions" section.

                           We make monthly deductions from your Policy Account to cover the cost of the benefits provided by this policy and the cost of any benefits provided by riders to this policy. If you give up this policy for its Net Cash Surrender Value or reduce the Face Amount of Insurance during the first ten policy years, we may deduct a surrender charge from the Policy Account. This is only a summary of what the policy provides. You should read all of the policy carefully. The policy terms govern your rights and our obligations.


                           DEFINITIONS

                           "We," "our," and "us" mean SAFECO Life Insurance Company.

                           "You" and "Your" mean the owner of the policy at the time an owner's right is exercised.

                           References to amounts and values include all adjustments provided by this policy.

                           A copy of the application for this policy and any additional benefit riders are at the back of the policy.

ADMINISTRATIVE OFFICE      The address of our Administrative Office is shown in
                           the Policy Information section. You should send premium payments and requests to that address unless instructed otherwise.

                           OWNER AND BENEFICIARY PROVISIONS


OWNER The owner of this policy is the primary insured unless named otherwise in the application, or later changed.

                           If the primary insured is living on the Final Policy Date defined in the Policy Information section, we will pay you the amount in the Policy Account on that date minus any outstanding loan and loan interest. This policy will then end.

                           As the owner, you are entitled to exercise all the rights of this policy while the primary insured is living. To exercise a right you do not need the consent of anyone who has only a conditional or future ownership interest in this policy.

BENEFICIARY                The beneficiary is as named in the application,
                           unless later changed. The beneficiary is entitled to the insurance benefits of this policy. If two or more persons are named, those who survive the insured will share the insurance benefits equally, unless you have made another arrangement with us.

                           If there is no designated beneficiary living at the death of the insured we will pay the benefits to the owner or owner's estate. If any beneficiary dies within 60 days after the insured, and before payment of any proceeds, payments will be made as though the beneficiary had died before the insured. The beneficiary designation may include provisions that replace these.

CHANGING OWNER OR
 BENEFICIARY               While the insured is living, you may change the owner
                           or beneficiary by written notice to our
                           Administrative Office. Such a change will be effective when written notice is received and recorded and will control payment of proceeds made after that time.

ASSIGNMENT                 You may assign this policy, but we will not be bound
                           by an assignment unless we have received it in writing. Your rights and those of any other person referred to in this policy will be subject to the assignment. We assume no responsibility for the validity of an assignment. A collateral assignment will not change ownership. An absolute assignment will be considered as a change of ownership to the assignee.


                           PREMIUM PROVISIONS

INITIAL PREMIUM            The initial premium payment shown in the Policy
                           Information section is due on or before delivery of the policy. No insurance will take effect before the initial premium payment is paid. Other premiums may be paid at any time at our Administrative Office while the policy is in force and before the Final
                           Policy Date. They may be in any amount subject to the limits described below.

SUBSEQUENT PREMIUMS        We will send premium reminder notices to you for the
                           planned periodic premium shown in the Policy
                           Information section unless you ask us not to in the application for this policy or later by written notice to our Administrative Office. You may skip planned premium payments or change their frequency and amount.

LIMITS Each premium payment after the initial one must be at least $50. We may increase this minimum limit 90 days after we send you written notice of such increase.

                           We reserve the right not to accept premium payments (in a policy year) that we determine would cause this policy to fail to qualify as life insurance under applicable tax law as interpreted by us (see "Other Provisions-Applicable Tax Law").

GRACE PERIOD               The duration of insurance coverage depends upon the
                           Net Cash Surrender Value being sufficient to cover the monthly deductions described in "Policy Account
                           Provisions-Monthly Deductions." If the Net Cash
                           Surrender Value at the begin- ning of any policy month is less than such deductions for that month, we will send a written notice to you and any assignee on our records at last known addresses stating that a grace period of 61 days has begun, starting with the date the notice is mailed. The notice will also state the amount of the premium payment or loan repayment sufficient to cover 3 monthly deductions.

                           If we do not receive such amount at our
                           Administrative Office before the end of the grace period, we will then (1) withdraw the amount in your Policy Account, including any applicable surrender charge; and (2) send a written notice to you and any assignee on our records at last known addresses stating that this policy has ended without value.

                           If the primary insured dies during the grace period, we will pay the insurance benefits as described in the "Insurance Coverage Provisions" section.

REINSTATEMENT              If this policy has ended without value, you may
                           reinstate it while the primary insured is alive if you:

                           1. ask for reinstatement within 5 years after the end
                              of the grace period;

                           2. provide evidence of insurability satisfactory to
                              us; and

                           3. make a premium payment of an amount sufficient to
                              keep the policy in force for at least 3 months after the date of reinstatement.

                           The effective date of the reinstated policy will be the beginning of the policy month which coincides with or next follows the date we approve your reinstatement application.


                           POLICY ACCOUNT PROVISIONS

PREMIUM PAYMENTS           When we receive your premium payments, we subtract
                           the charges shown in the Table of Expense Charges in the Policy Information section. We put the balance
                           (the net premium) in your Policy Account as of the date we receive the premium payment at our Administrative Office, and before any deductions from your Policy Account due on that date are made.
                           However, we will put the net initial premium payment in your Policy Account as of the Effective
                           Date (see "Other Provisions-Policy Dates") if later than the date of receipt.

MONTHLY DEDUCTIONS         At the beginning of each policy month we make a
                           deduction from your Policy Account to cover monthly administrative charges and to provide insurance coverage, subject to the "Premium Provisions-Grace
                           Period." Such deduction for any policy month is determined as of the beginning of that month:

                           - the monthly administrative charges shown in the
                             Table of Expense Charges in the Policy Information section,

                           - PLUS the monthly cost of insurance for the primary
                             insured that we determine;

                           - PLUS the monthly cost of any benefits provided by
                             riders to this policy, as determined in accordance with such riders.

                           The monthly cost of insurance is our current monthly "cost of insurance rate" times the "net amount at risk" (current death benefit minus the amount in your Policy Account) at the beginning of the policy month; plus any extra charge shown in the Policy Information section times the Face Amount of Insurance at the beginning of the policy month. For this purpose the amount in your Policy Account is determined before the monthly cost of insurance deduction but after all other deductions due on that date have been made. The cost of insurance rate is based on the attained age and rating class of the primary insured. ("Attained age" means age on the birthday preceding the beginning of the then current policy year.)

                           We will determine cost of insurance rates from time to time. Any change in the cost of insurance rates we use will be as described in "Other Provisions-Policy Cost Factors." They will never be more than those shown in the Table of Guaranteed Maximum Insurance Cost Rates in the Policy Information section.

OTHER DEDUCTIONS           We also make the following other deductions from your
                           Policy Account as they occur:

                           - We deduct a charge if you make a partial withdrawal
                             of the Net Surrender Cash Value (see "Policy Values Provisions-Partial Withdrawals").

                           - We deduct a surrender charge if, during the first
                             ten policy years, you give up the policy for its Net Cash Surrender Value or you request a reduction in the Face Amount of Insurance or this policy ends without value at the end of a grace period (see "Policy Values Provisions-Surrender Charges").

                           - We deduct a charge if you increase the Face Amount
                             of Insurance (see "Insurance Coverage
                             Provisions-Changing Face Amount of Insurance or Death Benefit Option").

                           - We deduct a charge for certain transfers (see
                             "Policy Account Provisions-Transfers Among
                             Investment Options").

ALLOCATIONS                This policy provides investment options for the
                           amount in your Policy Account beginning on the Investment Start Date (see "Other Provisions-Policy
                           Dates"). When your initial premium is received, we establish a Policy Account for you. For the first 25 days after the Effective Date, we will credit all amounts in your Policy

                           Account with the net investment experience of our Money Market investment division. At the end of this 25 day period we will allocate the amount in your Policy Account to the investment divisions of our SA and to our GID as specified by your premium allocation percentages. Amounts put into your Policy Account after this period, and deductions from it are allocated to the investment divisions of our SA and to the unloaned portion of our GID at your direction. You specified your original premium allocation and deduction allocation percentages in your application for this policy, a copy of which is at the back of this policy. Unless you change them, such percentages shall also apply to subsequent premium and deduction allocations.


                           Allocation percentages must be zero or a whole number not greater than 100. The sum of the premium allocation percentages must equal 100, and the sum of the deduction allocation percentages must equal 100.

                           You may change such allocation percentages by written notice (or by telephone request, if you so authorized) to our Administrative Office. A change will take effect on the date we receive it at our Administrative Office.

                           If we cannot make a monthly deduction on the basis of the deduction allocation percentages then in effect, we will make that deduction based on the proportion that your unloaned value in our GID and your values in the investment divisions of our SA bear to the total unloaned value in your Policy Account.


TRANSFERS AMONG            At your request we will transfer amounts from your
 INVESTMENT OPTIONS        value in any investment division of our SA to one or
                           more other divisions of our SA or to our GID. The minimum amount that we will transfer from your value in an investment division of our SA on any date is the lesser of the amount shown in the Policy
                           Information section or your value in that investment division on that date.

                           You may ask us to transfer on any policy anniversary an amount from your unloaned value in our GID to one or more investment divisions of our SA. However, we will make such a transfer only if (1) we receive your request for it at least 30 days before that policy anniversary; and (2) the amount you request is not more than the greater of 25% of your unloaned value in our GID on that anniversary or the minimum amount shown in the Policy Information section. In no event will we transfer more than such unloaned value. The minimum amount that we will transfer from your value in our GID on any policy anniversary is the lesser of the amount shown in the Policy Information Section or your unloaned value in our GID on that date.

                           Four transfers may be made in a policy year without charge. We will make an expense charge for additional transfers in a policy year, as shown in the Table of Expense Charges in the Policy Information Section. We will allocate the transfer expense charge equally between the investment options from which the amounts you requested were transferred.

                           You must make all such requests in writing (or by telephone request, if you so authorized) to our Administrative Office. A transfer will take effect on the date we receive it at our Administrative Office, except that a transfer you request from our GID will be made as of the policy anniversary following the date we receive your request.

                           POLICY VALUES PROVISIONS


POLICY LOANS               You can obtain from us a loan on this policy while it
                           has a loan value. This policy will be the only security for the loan. The initial loan and each requested addition to the loan must be for at least the minimum loan amount shown in the Policy
                           Information section. Any amount on loan is part of your Policy Account (see "Valuation").

                           The loan value on any date is the Cash Surrender Value on that date, less interest at the loan interest rate to the next policy anniversary. The amount of the loan may not be more than the loan value.

                           Your request for a policy loan must be in writing to our Administrative Office. You may tell us how much of the loan is to be allocated to your unloaned value in our GID and your value in each investment division of our SA. Such values will be determined as of the date we receive your request. If you do not tell us, we will allocate the loan on the basis of your monthly deduction allocation percentages then in effect. If we cannot allocate the loan on the basis of your direction or those percentages, we will allocate it based on the proportion that your unloaned value in our GID and your values in the investment divisions of our SA bear to the total unloaned value in your Policy Account.

                           The loaned portion of your Policy Account will be maintained as a part of our GID). Thus, when a loaned amount is allocated to an investment division of our SA, we will redeem units of that investment division sufficient in value to cover the amount of the loan so allocated and transfer that amount to our GID.

LOAN INTEREST              Interest, payable in advance, will be charged on any
                           policy loan from the date of the loan, and shall be due and payable on each policy anniversary. We will determine the rate at the beginning of each policy year, subject to the following paragraphs. It will apply to any new or outstanding loan under the policy during the policy year next following the date of determination.

                           The maximum loan interest rate for a policy year shall be the greater of: (1) the "Published Monthly Average," as defined below, for the calendar month that ends two months before the date of determination; or (2) 5%. "Published Monthly Average" means the Monthly Average Corporates yield shown in Moody's Corporate Bond Yield Averages published by Moody's Investors Service, Inc., or any successor thereto. If such averages are no longer published, we will use such other averages as may be established by regulation by the insurance supervisory official of the jurisdiction in which the policy is delivered. In no event will the loan interest rate for a policy year be greater than the maximum rate permitted by applicable law. Allowance will be made because we charge interest in advance; we shall adhere to maximum rates equivalent to the above rates, which are expressed as rates for interest in arrears. We reserve the right to establish a rate lower than the maximum.

                           No change in the rate shall be less than 1/2 of 1% a year. We may increase the rate whenever the maximum rate as determined by clause (1) of the preceding paragraph increases by 1/2 of 1% or more. We will reduce the rate to or below the maximum rate as determined by clause (1) of the preceding paragraph if such maximum is lower than the rate being charged by 1/2 of 1% or more.

                           We will notify you of the initial loan interest rate when you make a loan. We will also give you advance written notice of any increase in the interest rate of any outstanding loan.

                           Loan interest is due on each policy anniversary. If the interest is not paid when due, it will be added to your outstanding loan and allocated on the basis of the deduction allocation percentages then in effect. If we cannot make the allocation on the basis of these percentages, we will make it based on the proportion that your unloaned value in our GID and your values in the investment divisions of our SA bear to the total unloaned value in your Policy Account. The unpaid interest will then be treated as part of the loaned amount and will bear interest at the loan rate.

LOAN REPAYMENT             You may repay all or part of a policy loan at any
                           time while the primary insured is alive and this policy is in force. We will assume that any payment you make to us while you have a loan is a loan repayment, unless you tell us in writing that it is a premium payment. Each loan repayment must be at least
                           $50.00, with an exception for the final loan repayment.

                           Repayments will first be allocated to our GID until you have repaid any loaned amounts that were allocated to our GID. We will allocate repayments above that amount among our GID and the investment divisions of our SA on the basis of your premium allocation percentages then in effect.

                           Failure to repay a policy loan or to pay loan interest will not terminate this policy unless the Net Cash Surrender Value is less than the monthly deduction due on a monthly policy anniversary. In that case the "Premium Provisions-Grace Period" will apply.

                           A policy loan will have a permanent effect on your benefits under this policy even if it is repaid.

CASH SURRENDER VALUE       The Cash Surrender Value on any date is equal to the
                           amount in the Policy Account on that date minus any applicable surrender charge.

NET CASH SURRENDER VALUE   The Net Cash Surrender Value is equal to the Cash
                           Surrender Value minus any loan and loan interest. You may give up this policy for its Net Cash Surrender
                           Value at any time while the primary insured is living. You may do this by sending a written request for it and this policy to our Administrative Office.
                           We will compute the Net Cash Surrender Value as of the date we receive your request for it and this policy at our Administrative Office. All insurance coverage under this policy ends on such date.

SURRENDER CHARGES          If you give up this policy for its Net Cash Surrender
                           Value or if it ends without value at the end of a grace period in the first ten policy years, we will subtract a surrender charge from the Policy Account.
                           A description of surrender charges is in the Table of Surrender Charges in the Policy Information section.

                           If the Face Amount of Insurance is reduced during any of the first ten policy years because you ask us to reduce it, we may also deduct from the Policy Account a pro rata surrender charge. Such deduction will be made in accordance with the "Policy Account Provisions-Allocations."

                           The amount of the pro rata surrender charge is (a) divided by (b), times (c), where:

                           (a) is where (a) is the decrease in the Face Amount
                               of Insurance to which a surrender charge will be applied. The amount of the decrease is the difference between the Face Amount of Insurance immediately before the reduction and the new Face Amount of Insurance. However, this amount will be reduced by (1) the sum of all requested and approved prior increases in the Face Amount of Insurance; less (2) the sum of all requested and approved prior reductions in the Face Amount of insurance (as described in "Insurance Coverage Provisions-Changing Face Amount of Insurance or Death Benefit Option") minus the portion of such prior reductions on which a pro rata surrender charge was previously made;

                           (b) is the initial Face Amount of Insurance; and

                           (c) is the applicable surrender charge immediately
                               before the reduction.

                           If a pro rata surrender charge is made, the surrender charges shown in the Table of Surrender Charges in the Policy Information section are reduced proportionately, and we will send you a new table which reflects such changes.




PARTIAL WITHDRAWALS        After the first policy year you may ask for a partial
                           withdrawal of the Net Cash Surrender Value, subject to the provisions below and to the minimum withdrawal amount shown in the Policy Information section. A partial withdrawal will result in a reduction in the death benefit, the Cash Surrender Value and your Policy Account equal to the amount requested plus the expense charge shown in the Table of Expense Charges in the Policy Information section. If you selected death benefit Option A, we will reduce the death benefit by reducing the Face Amount of Insurance of your policy.

                           Your request for a partial withdrawal of the Net Cash Surrender Value must be in writing to our Administrative Office. You may tell us how much of each partial withdrawal is to come from your unloaned value in our GID and from your values in each of the investment divisions of our SA. If you do not tell us we will make the partial withdrawal on the basis of your monthly deduction allocation percentages then in effect. If we cannot make the partial withdrawal on the basis of your direction or those percentages we will make it based on the proportion that your unloaned value in our GID and your values in the investment divisions of our SA bear to the total unloaned value in your Policy Account. We will allocate the partial withdrawal charges equally between the investment options from which the amounts you requested were withdrawn.

                           Such partial withdrawal and resulting reductions will take effect on the date we receive it at our Administrative Office. We will send you a new Policy Information section that reflects the changes. It will become a part of this policy. We may require you to return the policy to our Administrative Office to make a change.

                           We reserve the right to decline a request for a partial withdrawal of the Net Cash Surrender Value if: (a) the death benefit would be reduced below the minimum amount for which we would then issue this policy under our rules; or (b) we determine that the partial withdrawal would cause this policy to fail to qualify as life insurance under applicable tax law as interpreted by us (see "Other Provisions-Applicable Tax Law").




                           VALUATION

                           The amount in your Policy Account at any time is equal to the sum of the amounts you then have in our GID and the investment divisions of our SA under this policy.

GUARANTEED INTEREST        The amount you have in our GID at any time is equal
 DIVISION (GID)            to the amounts allocated and transferred to it under
                           this policy, plus the interest credited to it, minus amounts deducted, transferred and withdrawn from it under this policy.

                           We will credit the amount in our GID with interest at rates we determine. We will determine such interest rates for unloaned and loaned amounts in our GID. Any change in the interest rates we determine will be as described in "Other Provisions-Policy Cost Factors." Such interest rates will not be less than 4%.

                           At the end of each policy month we will credit interest on amounts in our GID as follows:

                           _ On amounts that remain in our GID for the entire policy month, from the beginning to the end of the month.

                           _ On amounts allocated to our GID during a policy month that are net premium payments or loan repayments, from the date we receive them to the end of the policy month. However, we will credit interest on the amount derived from the initial premium payment from the Effective Date, if later than the date of receipt.

                           _ On amounts transferred to our GID during a policy month, from the date of the transfer to the end of the policy month.

                           _ On amounts deducted or withdrawn from our GID during a policy month, from the beginning of the policy month to the date of the deduction or withdrawal.

                           Interest credited to the loaned portion of our GID will be allocated at the end of each policy month to the unloaned portion of our GID.

SEPARATE ACCOUNT (SA)      The amount you have in an investment division of our
 INVESTMENT DIVISIONS      SA under this policy at any time is equal to the
                           number of units this policy then has in that division multiplied by the division's unit value at that time.

                           Amounts allocated, transferred or added to an investment division of our SA are used to purchase units of that division; units are redeemed when amounts are deducted, transferred or withdrawn. These transactions are called "policy transactions."

                           The number of units a policy has in an investment division at any time is equal to the number of units purchased minus the number of units redeemed in that division up to that time. The number of units purchased or redeemed in a policy transaction is equal to the dollar amount of the policy transaction divided by the division's unit value on the date of the policy transaction. Policy transaction may be made on any day but the unit value that applies will be the unit value for the next business day. For example, if a monthly deduction from an investment division falls due on a Saturday, it will be made as of that day but at the unit value for the next business day, which usually would be the next Monday.

                           Unit values for the investment divisions will be determined at the close of trading on each "business day," i.e., each day in which the degree of trading of the investment company's portfolio in which the division is invested might materially affect the net return of the portfolio. Normally, this would be each day that the New York Stock Exchange is open.

                           The unit value of an investment division of our SA on any business day is equal to the unit value for that division on the immediately preceding business day multiplied by the net investment factor for that division on that business day.

                           The net investment factor for an investment division of our SA on any business day is (a) divided by (b), minus (c), where:

                           (a) is the net asset value of the shares in
                               designated investment companies that belong to the investment division at the close of business on each business day before any policy transactions are made on that day, plus the per share amount of any dividend or capital gain distribution paid by the investment companies on that day;

                           (b) is the value of the assets in that investment
                               division at the close of business on the immediately preceding business day after all policy transactions were made for that day; and

                           (c) is a charge not exceeding .00002477 for each day
                               in that "business day," as defined above, corresponding to a charge not exceeding .90% per year for mortality and expense risks, plus any charge for that day for taxes or amounts set aside as a reserve for taxes.

                           The net asset value of an investment company's shares held in each investment division shall be the value reported to us by that investment company.


                           SEPARATE ACCOUNT


                           The Separate Account is our Separate Account SL(SA). We established and we maintain it under the laws of the State of Washington. Realized and unrealized gains and losses from the assets of our SA are credited or charged against it without regard to our other income, gains, or losses. Assets are put in our SA to support this policy and other variable life insurance policies. Assets may be put in our SA for other purposes, but not to support contracts or policies other than variable contracts.

                           The assets of our SA are our property. The portion of its assets equal to the reserves and other policy liabilities with respect to our SA will not be chargeable with liabilities arising out of any other business we conduct. We may transfer assets of an investment division in excess of the reserves and other liabilities with respect to that division to another investment division or to our General Account.

                           Our SA consists of "investment divisions." Each division may invest its assets in a separate class of shares of a designated investment company or companies. The investment divisions of our SA that you chose for your initial allocations are shown on the application for this policy, a copy of which is at the back of this policy. We may from time to time make other investment divisions available to you. We will provide you with written notice of all material details including investment objectives and all charges.

                           We have the right to change or add designated investment companies. We have the right to add or remove investment divisions. We have the right to withdraw assets of a class of policies to which this policy belongs from an investment division and put them in another investment division. We also have the right to combine any two or more investment divisions. The term "investment division" in this policy shall then refer to any other investment division in which the assets of a class of policies to which this policy belongs were placed.

                           We have the right to:

                           1. register or deregister the Separate Account under the Investment Company Act of 1940;

                           2. manage the Separate Account under the direction of a committee, and discharge such committee at any time;

                           3. restrict or eliminate any voting rights of policy owners, or other persons who have voting rights as to the Separate Account; and

                           4. operate the Separate Account or one or more of the investment divisions by making direct investments or in any other form. If we do so, we may invest the assets of the Separate Account or one or more of the investment divisions in any legal investments. We will rely upon our own or outside counsel for advice in this regard. Also, unless otherwise required by law or regulation, an investment adviser or any investment policy may not be changed without our consent.

                           If any of these changes result in a material change in the underlying investments of an investment division of our SA, we will notify you of such change. If you have value in that investment division, if you wish we will transfer it at your written direction from that division (without charge) to another division of our SA or to the unloaned portion of our GID, and you may then change your premium and deduction allocation percentages.

                           INSURANCE COVERAGE PROVISIONS

                           We will pay the insurance benefits of this policy to the beneficiary when we receive at our Administrative Office (1) proof that the insured died before the Final Policy Date; and (2) all other requirements deemed necessary before such payment may be made. These insurance benefits include the following amounts for the primary insured, which we will determine as of the date of the primary insured's death:

                           -   the death benefit described below

                           - PLUS any other benefits then due from riders to this policy;

                           - MINUS any loan (and loan interest) on the policy;

                           - MINUS any overdue deductions if the primary insured dies during the grace period.

                           We will add interest to the resulting amount for the period from the date of death to the date of payment. Interest will be at a rate not less than 4%, or the rate required by any applicable law.

                           Payment of these benefits may also be affected by other provisions of this Policy. See "Other Provisions" where we specify our right to contest the policy, the suicide exclusion, and what happens if age has been misstated. Special exclusions or limitations (if any) are listed in the Policy Information section.

DEATH BENEFIT              The death benefit will be determined at any time
                           under either Option A or Option B below, whichever you have chosen and is in effect at such time.

                           Under Option A, the death benefit is the greater of the Face Amount of Insurance, or a percentage (see below) of the amount in your Policy Account. Under this option, the amount of the death benefit is fixed, except when it is determined by such a percentage.

                           Under Option B, the death benefit is the greater of the Face Amount of Insurance plus the amount in your Policy Account, or a percentage (see below) of the amount in your Policy Account. Under this option the amount of death benefit is variable.

                           Under either option, the duration of insurance coverage depends upon the amount in your Policy Account.

                           The percentage referred to above is the applicable percentage from the following table for the primary insured's age (last birthday) at the beginning of the policy year of determination.

                         TABLE OF APPLICABLE PERCENTAGES

              FOR AGES NOT SHOWN, THE APPLICABLE PERCENTAGES SHALL
                DECREASE BY A RATABLE PORTION FOR EACH FULL YEAR

                               PRIMARY
                            INSURED'S AGE                           PERCENTAGE
                             40 and under                              250%
                                       45                              215
                                       50                              185
                                       55                              150
                                       60                              130
                                       65                              120
                                       70                              115
                               75 thru 90                              105
                                       95                              100

CHANGING FACE AMOUNT       During the first policy year the death benefit option
OF INSURANCE               and the Face Amount of or Insurance will be as you
DEATH BENEFIT OPTION       chose on the application for this policy, and which
                           are shown in the Policy Information section. At any time after the first policy year while this policy is in force, you may change the death benefit option or the Face Amount of Insurance by written request to us at our Administrative Office, subject to the following:

                           - You may ask us to increase the Face Amount of Insurance if you provide evidence satisfactory to us of the insurability of the primary insured. Any increase you ask for must be at least $10,000. There is a charge for such increase that is shown in the Policy Information section. We will deduct the charge from your Policy Account as of the date the increase takes effect. Such deduction will be made in accordance with the "Policy Account Provisions-Allocations."

                               You may reconsider this increase in Face Amount of Insurance for a ten (10) day period after requesting it. If you mail to our Administrative Office a notice canceling the increase, we will credit your Policy Account with the amount charged for the increase.

                           - You may ask us to reduce the Face Amount of Insurance but not to less than the minimum amount for which we would then issue this policy under our rules. If you do this in the first ten policy years, we will deduct from your Policy Account a pro rata share of the applicable surrender charge (see "Policy Values Provisions- Surrender Charges").

                           - You may change your death benefit option. If you ask us to change from Option A to Option B, we will decrease the Face Amount of Insurance by the amount in your Policy Account on the date of change. However, we reserve the right to decline to make such change if it would reduce the Face Amount of Insurance below the minimum amount for which we would then issue this policy under our rules. If you ask us to change from Option B to Option A, we will increase the Face Amount of Insurance by the amount in your Policy Account on the date of change. Such decreases and increases in the Face Amount of Insurance are made so that the death benefit remains the same on the date of change. We do not require evidence of insurability, nor do we deduct surrender charges or the charge for increases in the Face Amount of Insurance, for such changes.

                           You may ask for a change by completing an application for change, which you can get from our agent or by writing to us at our Administrative Office. A copy of your application for change will be attached to the new Policy Information section that we will issue when the change is made. The new section and the application for change will become a part of this policy. We may require you to return the policy to our Administrative Office to make a policy change.

                           Any change will take effect at the beginning of the policy month that coincides with or next follows the date we approve the request.

                           We reserve the right to decline to make any change that we determine would cause this policy to fail to qualify as life insurance under applicable tax law as interpreted by us (see "Other Provisions-Applicable Tax Law").

                           BENEFIT PAYMENT PROVISIONS

                           You can have surrenders or partial withdrawals of the Net Cash Surrender Value, the Policy Account payable on the Final Policy Date, and insurance benefits paid in one sum. Or, you can choose another form of payment. If you do not arrange for a specific choice before the primary insured dies, the beneficiary will have this right when the primary insured dies. If you do make an arrangement, however, the beneficiary cannot change it after the primary insured dies.

                           Payments under the following options will not be affected by the investment experience of any investment division of our SA after proceeds are applied under such options.

                           The options are:

                           Option 1:   Proceeds may be left on deposit with us.
                                       They will earn interest at a rate not
                                       less than 4% per year compounded and
                                       credited annually. The entire amount, or an amount of $250 or more, may be withdrawn at any time. We have the right to postpone payment for the period permitted by law. We will not postpone payment for more than six months after we receive written request.

                           Option 2:   Proceeds may be paid in equal
                                       installments for a fixed period of up to 30 years. The amount of monthly installments for each $1,000 of proceeds will be as shown in the "Table of Monthly
                                       Payments" for Option 2.

                           Option 3:   Proceeds may be paid in equal
                                       installments for a period of 10 or 20
                                       years, and thereafter for as long as the payee lives. The amount of each monthly installment per $1,000 of proceeds will depend upon the age of the payee. Values are shown in the "Table of Monthly
                                       Payments" for Option 3.

                           We may require that the payee under any option selected be a natural person. We may require proof of the payee's age if the amount or duration of payments is affected. Selection of an option will also be subject to our rules in effect at the time of selection; such rules include the minimum amount to be applied under an option and the minimum amount for each payment. All funds held by us under options 2 or 3 will earn interest at a rate of not less than 4% per year.

                           Payment choices (or any later changes) will be made and will take effect in the same way as a change of beneficiary. Amounts applied under these options will not be subject to the claims of creditors or to legal process, to the extent permitted by law.

                           OTHER PROVISIONS

THE CONTRACT               This policy is issued in consideration of payment of
                           the initial premium payment shown in the Policy
                           Information section.

                           This policy, and the attached copy of the initial application and all subsequent applications to change the policy, and all additional Policy Information sections added to this policy, make up the entire contract. The rights conferred by this policy are in addition to those provided by applicable Federal and State laws and regulations.

                           Only our President or one of our Vice Presidents can modify this policy or waive any of our rights or requirements under it. The person making these changes must put them in writing and sign them.

APPLICABLE TAX LAW         For you and the beneficiary to receive the tax
                           treatment accorded to life insurance under Federal law, this policy must qualify initially and continue to qualify as life insurance under the Internal
                           Revenue Code or successor law. Therefore, to assure this qualification for you we have reserved earlier in this policy the right to decline to accept premium payments, to decline to change death benefit options, or to decline to make partial withdrawals that would cause the policy to fail to qualify as life insurance under applicable tax law as interpreted by us. Further, we reserve the right to make changes in this policy or its riders (for example in the percentages table in the "Insurance
                           Coverage Provisions" section) or to make distributions from the policy to the extent we deem it necessary to continue to qualify this policy as life insurance. Any such changes will apply uniformly to all policies that are affected. You will be given advance written notice of such changes.

POLICY COST FACTORS        Changes in policy cost factors (interest rates we
                           credit, cost of insurance deductions, and expense charges) will be by class and based upon changes in future expectations for such elements as: investment earnings, mortality, persistency, expenses and taxes. Any change in policy cost factors will be determined in accordance with procedures and standards on file, if required, with the insurance supervisory official of the jurisdiction in which this policy is delivered.

INCONTESTABILITY           We have the right to contest the validity of this
                           policy based on material misstatements made in the initial application including supplements and amendments for this policy, copies of which are at the back of this policy. We also have the right to contest the validity of any policy change based on material misstatements made in any application for that change. However, we will not contest the validity of this policy after it has been in effect during the lifetime of the primary insured for two years from the Effective Date shown in the Policy
                           Information section. We will not contest any policy change that requires evidence of insurability, or any reinstatement of this policy, after the change or reinstatement has been in effect for two years during the primary insured's lifetime

                           No statement shall be used to contest a claim unless contained in an application.

                           All statements made in an application are representations and not warranties.

                           See any additional benefit riders for modifications of this provision that apply to them.

MISSTATEMENT OF AGE        If the primary insured's age has been misstated on
                           any application, the death benefit and any benefits provided by riders to this policy shall be those which would be purchased by the most recent deduction for the cost of insurance, and the cost of any benefits provided by riders, at the correct age.

SUICIDE EXCLUSION          If the primary insured commits suicide (while sane or
                           insane) within two years after the Effective Date shown in the Policy Information section, our liability will be limited to the payment of a single sum. This sum will be equal to the premiums paid, minus any loan and loan interest and minus any partial withdrawals of the Net Cash Surrender Value.
                           If the primary insured commits suicide (while sane or insane) within two years after the effective date of a change that you asked for that increases the death benefit, then our liability as to increase in amount will be limited to the payment of a single sum equal to the monthly cost of insurance deductions made for such increase. This will include the expense charge deducted for the increase (see "Insurance Coverage
                           Provisions-Changing Face Amount of Insurance or Death
                           Benefit Option").

POLICY DATES               The "Effective Date" is the date insurance coverage
                           begins under this policy. It is shown in the Policy
                           Information section. The "Investment Start Date" is the date we receive at least the minimum initial premium payment, which is shown in the Policy
                           Information section.

POLICY PERIODS             We measure policy years, policy months, and policy
                           anniversaries from the Effective Date shown in the Policy Information section. Each policy month begins on the same day in each calendar month as the date of the month in the Effective Date.

POSTPONEMENT OF PAYMENTS   We may not be able to obtain the value of the assets
                           of the investment divisions of our SA if: (1) the New
                           York Stock Exchange is closed; (2) the Securities and
                           Exchange Commission requires trading to be restricted or declares an emergency; or (3) the Securities and Exchange Commission by order permits us to defer payments for the protection of our policy owners.
                           During such times, as to amounts allocated to the investment division of our SA, we may defer:

                           1. Determination and payment of surrenders or partial withdrawals of the Net Cash Surrender Value.

                           2. Determination and payment of any death benefit in excess of the Face Amount of Insurance.

                           3.  Payment of loans.

                           4.  Determination of the unit values of the
                               investment divisions of our SA.

                           5. Any requested transfers among investment divisions of SA.

                           6. Use of insurance benefits under the payment options.

                           As to amounts allocated to our GID, we may defer payment of any loan amount or surrender or partial withdrawal of the Net Cash Surrender Value for up to six months after we receive a request for it.

BASIS OF COMPUTATIONS      We provide Cash Surrender Values that are at least
                           equal to or more than those required by law. If required to do so, we have filed with the insurance supervisory official of the jurisdiction in which this policy is delivered a detailed statement of our method of computing such values.

                           We base minimum cash surrender values on the Commissioners 1980 Age Last Birthday Standard Ordinary Mortality Tables with interest at 4% per year. We also use these tables as the basis for determining maximum insurance costs.

ANNUAL REPORT              For each policy year we will send you a report for
                           this policy that shows the current death benefit, the value you have in our GID, the number of units, the unit value and the total value you have in each investment division of our SA, the Cash Surrender
                           Value and any outstanding policy loan with the current loan interest rate. It will also show the premiums paid and policy transactions for the year.
                           For the investment divisions of our SA it will show the dollar amount of each policy transaction, the number of units involved in the policy transaction and the unit value on the date of the policy transaction. The report will also show such other information as may be required by the insurance supervisory official of the jurisdiction in which this policy is delivered.

POLICY CHANGES             You may change this policy to another available plan
                           of insurance or add additional benefit riders or make other changes, subject to our rules at the time of change.

                           TABLES OF MONTHLY PAYMENTS
                   UNDER OPTIONS 2 AND 3 PER $1000 OF PROCEEDS

                         Option 2       Payments For a Fixed Period


Years      Amount    Years   Amount   Years    Amount    Years     Amount   Years   Amount    Years   Amount
-----      ------    -----   ------   -----    ------    -----     ------   -----   ------    -----   ------
  1        84.84       6     15.56     11       9.31       16       7.00     21      5.81      26      5.10
  2        43.25       7     13.59     12       8.69       17       6.71     22      5.64      27      5.00
  3        29.40       8     12.12     13       8.17       18       6.44     23      5.49      28      4.90
  4        22.47       9     10.97     14       7.72       19       6.21     24      5.35      29      4.80
  5        18.32      10     10.06     15       7.34       20       6.00     25      5.22      30      4.72

       Option 3 Life Income With Payments Guaranteed For a Certain Period

                       Age      Period          Age        Period
                       ---      ------          ---        ------
                              10       20               10         20

                        40    4.03   4.01        63     5.53     5.18
                        41    4.07   4.04        64     5.65     5.25
                        42    4.10   4.07        65     5.78     5.32
                        43    4.14   4.11        66     5.91     5.39
                        44    4.18   4.15        67     6.04     5.45
                        45    4.23   4.19        68     6.19     5.52
                        46    4.27   4.23        69     6.34     5.58
                        47    4.32   4.27        70     6.50     5.63
                        48    4.37   4.31        71     6.67     5.69
                        49    4.42   4.36        72     6.85     5.74
                        50    4.48   4.40        73     7.03     5.78
                        51    4.53   4.45        74     7.22     5.82
                        52    4.59   4.50        75     7.41     5.85
                        53    4.66   4.56        76     7.60     5.88
                        54    4.73   4.61        77     7.80     5.91
                        55    4.80   4.67        78     8.00     5.93
                        56    4.87   4.73        79     8.20     5.95
                        57    4.95   4.79        80     8.39     5.96
                        58    5.04   4.85        81     8.57     5.97
                        59    5.13   4.92        82     8.75     5.98
                        60    5.22   4.98        83     8.92     5.99
                        61    5.32   5.05        84     9.07     5.99
                        62    5.42   5.12        85     9.21     6.00

                                   ENDORSEMENT



GUARANTEED DEATH           The Death Benefit section of this policy is modified
 BENEFIT PROVISION         by adding the following provision entitled
                           "Guaranteed Death Benefit":

                           This policy will not terminate before the policy anniversary following the primary insured's 80th birthday, if at the beginning of each policy month, the Adjusted Guaranteed Death Benefit Premium equals or exceeds the Accumulated Monthly Death Benefit Premium.

                           The Accumulated Monthly Death Benefit Premium is an amount equal to the sum of the Monthly Guaranteed Death Benefit Premiums for each month since issue, including the current month. The Monthly Guaranteed Death Benefit Premium is shown in the Policy Information section; and is the monthly premium amount payable to qualify for this endorsement. We will send you a new Policy Information section if the Monthly Guaranteed Death Benefit Premium changes due to other changes you have requested in the policy.

                           The Adjusted Guaranteed Death Benefit Premium is an amount equal to:

                           1.  The sum of the premiums received since issue;
                               minus

                           2.  any partial surrender; minus

                           3.  any loans and loan interest.

                           This endorsement will terminate if:

                           1. At the beginning of any policy month the Adjusted Guaranteed Death Benefit Premium does not equal or exceed the Accumulated Monthly Death Benefit Premium, unless within 61 days of the beginning of such policy month sufficient premiums are paid to qualify for this endorsement; or

                           2.  an additional term rider is added to this policy.

                           Effective date of Endorsement if different from the Effective date of the policy:

                           _____________

                                          SAFECO Life Insurance Company

                                          /s/ R.A. PIERSON
                                             R.A. Pierson
                                          Sr. Vice President and Secretary

                                   ENDORSEMENT


MONTHLY DEDUCTIONS         The "Monthly Deductions" provision of this policy is
                           modified by replacing the second paragraph with the following:

                           The monthly cost of insurance is our current monthly "cost of insurance rate" times the "net amount at risk" (current death benefit minus the amount in your Policy Account) at the beginning of the policy month; plus any extra charges shown in the Policy Information section times the Face Amount of Insurance at the beginning of the policy month. For this purpose the amount in your Policy Account is determined before the monthly cost of insurance deduction but after all other deductions due on that date have been made. The cost of insurance rate is based on issue age, coverage duration and rating class of the primary insured.


TRANSFERS AMONG            The "Transfers Among Investment Options" provision of
 INVESTMENT OPTIONS        this policy is modified by replacing the third
                           paragraph with the following:

                           Twelve transfers may be made in a policy year without charge. We may make an expense charge for additional transfers in a policy year, as shown in the Table of Expense Charges in the Policy Information Section. We will allocate the transfer expense charge equally between the investment options from which the amounts you requested were transferred. Transfers made pursuant to any systematic investment program you have elected are not counted toward the twelve free transfers in any policy year.

                           Effective date of Endorsement if different from the Effective date of the policy:


                           _____________

                                         SAFECO Life Insurance Company


                                         /s/ R.A. PIERSON
                                         R.A. Pierson, Secretary

                                     [LOGO]
                                     SAFECO
                         A Stock Life Insurance Company


                  FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE PLAN

         Life Insurance payable upon death before Final Policy Date.
         Policy Account payable on Final Policy Date.
         Adjustable Death Benefit.
         Values provided by this policy are based on declared interest rates, and on the investment divisions of a Separate Account which in turn depends on the investment performance of the corresponding portfolios of investment companies.
         Values are not guaranteed as to dollar amount.
         Investment options are described in this policy.
         Nonparticipating policy.


  SAFECO Life Insurance Company              Financial Administrative Services
  15411 NE 51st Street                       PO. Box 290752
  Redmond, WA 98052-5114                     Wethersfield, CT 06129-0752
  1-800-426-7355